UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 6, 2009

LIMCO-PIEDMONT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33604	73-1160278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5304 S. Lawton Ave., Tulsa, Oklahoma 74107
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (918) 445-4300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

On February 6, 2009, the Company’s Board of Directors approved the relocation of the operations of the Company’s Tulsa, Oklahoma based subsidiary, Limco-Airepair, Inc., to the location of its Piedmont Aviation Component Services, Inc., subsidiary in Kernersville, North Carolina.  The Company anticipates closing its Tulsa operations by the end of June 2009, which will reduce its workforce by approximately 12%.  Based on analysis done to date, the Company expects to achieve annual savings of approximately $500,000 per year following the completion of the relocation and to recognize approximately $2.4 million in pre-tax costs (substantially all of which will result in cash expenditures) which will be partially offset by the anticipated sale of the Company’s Tulsa building and land and the sale of certain other assets.  These costs consist of approximately $550,000 in employee related expenses, approximately $1.2 million in buildout and new equipment, approximately $450,000 in the physical move of the facility and the remaining approximately $200,000 for training and contingencies.

Forward-Looking Statements

This Item 2.05 contains forward-looking statements.  The forward-looking statements relate to the planned relocation of our Tulsa, Oklahoma operations and include our current estimate of the timing and cost of those activities, as well as the expected expense savings resulting from the activities.  These forward-looking statements involve risks and uncertainties that could cause our results to differ materially from management’s current expectations.  Such risks and uncertainties include, but are not limited to, the risk of additional costs and delays and the risk that we are not able to realize the savings expected from these activities.  We undertake no obligation to update publicly and forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7.01  Regulation FD Disclosure

On February 9, 2009 the Company issued a press release announcing the relocation of its Tulsa, Oklahoma operations.  A copy of the press release is attached as Exhibit 99.1 to this Report on Form 8-K and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(c)  Exhibits:

Exhibit Number	Description

99.1	Company Press Release dated February 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMCO-PIEDMONT INC.
(Registrant)

By:	/s/ Carla S. Covey
Executive Vice President and
Chief Financial Officer

Date:  February 9, 2009